UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

AMERISAFE, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

AMERISAFE®

2021

PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

FROM OUR Chairman of the Board

April 30, 2021

Dear AMERISAFE Shareholder:

You are cordially invited to attend the annual meeting of shareholders of AMERISAFE, Inc. The meeting will be held on Friday, June 11, 2021, beginning at 9:00 a.m. at our corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634.

Information about the meeting, including the nominees for election as directors and the other proposals to be considered is presented in the following notice of annual meeting and proxy statement. At the meeting, management will report on the Company’s operations during 2020 and comment on our outlook for the remainder of 2021. The report will be followed by a question and answer period.

We hope that you will attend the annual meeting. It is important that your shares be represented. Accordingly, please vote using the internet or telephone procedures described on the proxy card or sign, date and promptly mail the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope. Also, please review the Notice of the Annual Meeting carefully as it includes information regarding the possibility that the meeting will be held by means of remote communication in light of the evolving coronavirus situation.

On behalf of the board, I would like to thank management, and particularly our employees, for their commitment to the Company during the many challenges that 2020 presented.

We look forward to seeing you at the meeting on June 11th.

Sincerely,

Jared A. Morris
Chairman

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 11, 2021

The 2021 annual meeting of shareholders of AMERISAFE, Inc. (the “Company”) will be held on June 11, 2021, beginning at 9:00 a.m. at the Company’s corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634. The meeting will be held for the following purposes:

1.	to elect three directors to serve until the 2024 annual meeting of shareholders;
2.	to conduct an advisory vote on the Company’s executive compensation;
3.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021; and
4.	to transact such other business as may properly come before the meeting.

Information concerning the matters to be voted upon at the meeting is set forth in the accompanying proxy statement. Also enclosed is the Company’s annual report for the year ended December 31, 2020. Holders of record of the Company’s common stock as of the close of business on April 19, 2021 are entitled to notice of, and to vote at, the meeting.

While we currently intend to hold our annual meeting of shareholders in person, we are sensitive to public health and travel concerns and recommendations that public health officials have issued in light of the continuing coronavirus (COVID-19) pandemic. We are continuing to monitor this situation and the protocols that federal, state and local governments have or may impose. In the event it is not possible or advisable to hold our meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If you are planning to attend our meeting in person, please check the website one week prior to the meeting date. As always, we encourage you to submit a proxy to vote your shares prior to the annual meeting of shareholders so that your shares will be represented and voted at the meeting whether or not you attend.

If you plan to attend the meeting and will need special assistance or accommodation, please describe your needs on the enclosed proxy card.

By Order of the Board of Directors,

                                                                                                                   Kathryn H. Shirley

Executive Vice President,

Chief Administrative Officer

and Secretary

IMPORTANT

Whether or not you plan to attend the meeting in person, please vote using the internet or telephone procedures described on the proxy card or by signing, dating, and promptly returning the enclosed proxy card in the pre-addressed, postage-paid envelope.

DeRidder, Louisiana

April 30, 2021

AMERISAFE, Inc.

2301 Highway 190 West

DeRidder, Louisiana 70634

PROXY STATEMENT

This proxy statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of AMERISAFE, Inc. (the “Company”) for use at the Company’s 2021 annual meeting of shareholders or any postponement or adjournment thereof (the “Annual Meeting”). This proxy statement also provides information you will need in order to consider and act upon the matters specified in the accompanying notice of annual meeting. This proxy statement and the enclosed proxy card are being mailed to shareholders on or about May 4, 2021.

Record holders of the Company’s common stock as of the close of business on April 19, 2021 are entitled to vote at the Annual Meeting. Each record holder of common stock on that date is entitled to one vote at the Annual Meeting for each share of common stock held. As of April 19, 2021, there were 19,331,059 shares of common stock outstanding.

You cannot vote your shares unless you are present at the Annual Meeting or you have properly executed your proxy. You can vote by proxy in one of three convenient ways:

•	by internet: visit the website shown on your proxy card and follow the instructions;
•	by telephone: dial the toll-free number shown on your proxy card and follow the instructions; or
•	in writing: sign, date, and return the enclosed proxy card in the enclosed pre-addressed, postage paid envelope.

You may revoke your proxy at any time prior to the vote at the Annual Meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;
•	delivering a new proxy bearing a date after the date of the proxy being revoked; or
•	voting in person at the Annual Meeting.

Unless revoked as described above, all properly executed proxies will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of three directors to serve until the 2024 annual meeting of shareholders;
•	FOR the approval of the compensation of our executive officers, as disclosed in this proxy statement;
•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021; and
•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

If you own shares of common stock held in “street name” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your shares will be voted in the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2021, but not for any other proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

Holders of a majority of the outstanding shares of the Company’s common stock must be present, either in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum and are considered present and entitled to vote.

The following table sets forth the voting requirements, whether broker discretionary voting is allowed and the treatment of abstentions and broker non-votes for each of the matters to be voted on at the Annual Meeting.

Proposal		Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
No. 1 –	Election of directors	Plurality (that is, the largest number) of the votes cast; provided that any director that does not receive a majority of the votes cast is required to submit his or her resignation	No	Abstentions and broker non-votes are not considered votes cast and will have no effect

No. 2 –	Advisory vote on executive compensation	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter and broker non-votes are not considered votes cast

No. 3 –	Ratification of the appointment of Ernst &Young	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	Yes	Abstentions will have the effect of a vote cast against the matter

The Company pays the costs of soliciting proxies. We have engaged Georgeson, Inc. to serve as our proxy solicitor for the Annual Meeting at a base fee of $9,000 plus reimbursement of reasonable expenses. Georgeson will conduct our broker search, solicit banks, brokers, institutional investors and hedge funds to determine voting instructions, monitor voting and deliver executed proxies to our voting tabulator. Our employees also may solicit proxies by telephone or in person. However, they will not receive additional compensation for soliciting proxies. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their related expenses. Proxies are solicited to provide all record holders of the Company’s common stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, three directors will be elected to serve three-year terms expiring at our annual shareholder meeting in 2024. This section of the proxy statement contains information relating to the director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee and approved by the Board for submission to the shareholders. The nominees for election are Philip A. Garcia, Millard E. Morris, and Randall E. Roach, each of whom currently serve as directors.

The Board recommends a vote “FOR” the election of each of the nominees.

Nominees to be elected for terms expiring at the Annual Meeting in 2024

PHILIP A. GARCIA
Age 65, has served as a director of the Company since 2010

Mr. Garcia serves as Chair of the Audit Committee. He retired from the Erie Insurance Group in April 2009, where he served as executive vice president and chief financial officer for the final 12 years of his 28-year career with that company. Mr. Garcia was a director of Donegal Group Inc. from December 2009 to May 2011.

Mr. Garcia possesses a strong background in financial, accounting and investment management with a publicly traded property and casualty insurance company, as evidenced by his prior service as chief financial officer of Erie Insurance Group. He brings substantial experience in the insurance industry to the Board, including a strategic understanding of the operations of a property and casualty insurance company, as well as an understanding of the current economic and other challenges facing our industry. His experience enables him to serve on the Audit Committee as an “audit committee financial expert.”

MILLARD E. MORRIS
Age 77, founded the Company in 1985

Mr. Morris was our Chairman, Chief Executive Officer and principal shareholder until the Company was sold to a private investment group in 1997. He served on the Company’s Board from 1985 until 2005, when he voluntarily retired from our Board prior to the Company’s initial public offering. Mr. Morris was re-elected to the Board in June 2007. Mr. Morris serves as Chair of the Risk Committee. From 1996 until 2015, he served as the managing member of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies. Millard E. Morris is the father of Jared A. Morris.

Millard E. Morris’s experience as founder of the Company and his long-term service as a director give him unique knowledge of the opportunities and challenges associated with the Company’s business. His familiarity with the Company and the insurance industry make him uniquely qualified to serve as a director of the Company.

3

RANDALL E. ROACH
Age 70, has served as a director of the Company since March 2007

Mr. Roach serves as Chair of the Nominating and Corporate Governance Committee. Mr. Roach retired as the Mayor of Lake Charles, Louisiana in 2017, an office he had held since 2000. Prior to assuming his duties as Mayor, Mr. Roach was engaged in the practice of law focusing on real estate and commercial law. Mr. Roach previously served as a consultant for Cornerstone Government Affairs. Mr. Roach has been a member of the Louisiana State Bar Association since 1976. He is a director of The First National Bank of Louisiana, Financial Corporation of Louisiana and Kimira, Inc. He is also a former member of the House of Representatives of the Louisiana Legislature. Mr. Roach also frequently serves as a visiting lecturer in the field of Business Law at McNeese State University.

Mr. Roach’s experience as a government official brings valuable insight to the Board given that the Company operates in a highly regulated industry. Mr. Roach’s background as an attorney, legislator and government official is particularly helpful in his role as a member of the Nominating and Corporate Governance Committee.

4

Current directors whose terms expire at the Annual Meeting in 2022

TERI G. FONTENOT
Age 67, has served as a director of the Company since January 2016

Ms. Fontenot currently serves as an advisor to Epsilon Health Investors, a health-care focused investor, and as a senior advisor to Pivot Health Advisors, a health-care consulting firm. Ms. Fontenot served as President and Chief Executive Officer of Woman’s Hospital from 1996 until her retirement in March 2019. Upon her retirement, Ms. Fontenot was named Chief Executive Officer Emeritus. From 2011 to 2013, Ms. Fontenot served on the American Hospital Association Board and was the chair in 2012. Ms. Fontenot has served as a director for LHC Group, Inc., a national provider of in-home health care services, since March 2019 and AMN Healthcare, a healthcare staffing provider, since September 2019.

Ms. Fontenot brings to the Board substantial experience as a former chief executive officer and chief financial officer of healthcare institutions and as chair of an insurance provider for over ten years. She is also an inactive certified public accountant. Her experience in the healthcare and insurance industries provide her with valuable insight into the issues affecting the Company and our policyholders. This experience enables her to serve on the Audit Committee as an “audit committee financial expert.”

JARED A. MORRIS
Age 46, has served as a director of the Company since 2005

Mr. Morris has served as our lead director from November 2012 until he was appointed Chairman of the Board in April 2016. Since 2002, he has been an officer and a principal owner of Marine One Acceptance Corporation and Dumont Land, LLC, both of which are specialty finance companies. Since 2002, he has also served as an officer of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies. His experience enables him to serve on the Audit Committee as an “audit committee financial expert.” He serves on the board of directors of First National Bank of DeRidder and Beauregard Health System. Jared A. Morris is the son of Millard E. Morris.

Jared A. Morris is currently our Chairman of the Board and the former chair of the Nominating and Corporate Governance Committee. In these capacities, he has taken a lead role in developing and maintaining the Company’s corporate governance policies and practices. His experience and training in financial and credit management, as well as business investment, enhances the Board’s business sophistication.

5

Current directors whose terms expire at the Annual Meeting in 2023

MICHAEL J. BROWN
Age 57, has served as a director of the Company since November 2014

Mr. Brown serves as Chair of the Compensation Committee. Mr. Brown is President of Regional Banking for First Horizon, a position he has held since July 2020, when First Horizon completed its merger with IberiaBank Corp. From September 2009 until July 2020, Mr. Brown was the Vice Chairman and Chief Operating Officer of IberiaBank Corp., managing IberiaBank’s retail and commercial banking operations. From 2001 to 2009, Mr. Brown served as Senior Executive Vice President of IberiaBank Corp. Prior to joining IberiaBank in 1999, Mr. Brown was a managing director with Bank One Capital Markets.

Mr. Brown’s experience in the financial services industry in a number of the Company’s key markets makes him well qualified to serve as a director of the Company and enables him to serve on the Audit Committee as an “audit committee financial expert.”

G. JANELLE FROST
Age 50, has served as a Director since April 2016.

Ms. Frost has served as the Company’s Chief Executive Officer since April 2015 and President since September 2013. Prior to becoming Chief Executive Officer, Ms. Frost served as Chief Operating Officer from May 2013 to April 2015. She served as Executive Vice President and Chief Financial Officer from November 2008 to April 2013 and Controller from May 2004 to November 2008. She has been employed with the Company since 1992. Ms. Frost currently serves as chair of the board of directors of the New Orleans Branch of the Federal Reserve Bank of Atlanta.

Ms. Frost’s over 25 years of experience with the Company and her performance in numerous roles with the Company gives her in-depth knowledge of the Company’s business and insurance industry. Her tenure with the Company provides valuable insight about operational and strategic matters impacting the Company.

SEAN M. TRAYNOR
Age 52, has served as a director of the Company since March 2020

Mr. Traynor previously served as a director for the Company from 2001 until 2013. He is currently a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm that he joined in March 1999. Mr. Traynor has served as a director for Innovage Holding Corp., a healthcare company, since 2015 and Managed Markets Insights and Technology since 2018. Mr. Traynor has also served as a director for Universal American Financial Corporation, a health insurer, and K2M, Inc., a provider of medical products.

Mr. Traynor has more than ten years of experience as a director of the Company and as a partner in a firm that acquires and manages insurance and healthcare companies. Mr. Traynor’s experience with companies in these industries provides valuable insight to the Board regarding industry trends that affect the Company.

6

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are submitting the compensation of our executive officers as disclosed in this proxy statement to our shareholders for an advisory vote. Our Board has adopted a policy to hold annual advisory votes on executive compensation. Our next advisory vote on the frequency of shareholder votes on executive compensation will take place at our annual meeting of shareholders in 2023.

As described below under the heading “Compensation Discussion and Analysis,” we seek to offer our employees, including our executive officers, with a competitive pay package that rewards individual contributions, performance and experience with our Company, while aligning the interests of our executive officers and other key employees with those of the Company’s shareholders. The Compensation Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for our Company.

The vote on this proposal is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our executive officers, as described under the headings “Compensation Discussion and Analysis” and “Executive Compensation” in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. However, the Compensation Committee expects to consider the outcome of this advisory vote in evaluating whether any actions are appropriate with respect to our compensation programs for our executive officers.

The Board recommends a vote “FOR” the approval of the compensation of our executive officers.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021. The Board is asking shareholders to ratify this appointment. SEC regulations and the Nasdaq listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee. However, the Board considers the selection of an independent registered public accounting firm to be an important matter to shareholders. Accordingly, the Board considers a proposal for shareholders to ratify this appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions. For additional information regarding our independent registered public accounting firm, see “Independent Public Accountants.”

The Board recommends a vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

Board of Directors

The Board presently consists of seven non-employee directors and one employee director. The Board is divided into three classes, with each class serving three-year terms. The term of one class expires at each annual meeting of shareholders.

Director Compensation

The elements of compensation payable to our non-employee directors in 2020 are briefly described below.

Board Service:
Annual cash retainer	$50,000
Annual restricted stock award	50,000
Board Committee Service:
Chairman annual retainer	$45,000
Audit Committee Chair annual cash retainer	20,000
Compensation Committee Chair annual cash retainer	17,500
Nominating and Corporate Governance Committee Chair annual cash retainer	12,500
Risk Committee Chair annual cash retainer	12,500
Committee member annual cash retainer	5,000

Committee Chairs do not receive annual cash retainers for being members of the committees they chair. Directors do not receive additional compensation for serving on our Risk Committee. The Company reimburses directors for reasonable out-of-pocket expenses incurred in connection with their service as directors. Any director who is an employee of the Company does not receive additional compensation for serving as a director.

The amount of restricted stock granted to each non-employee director is equal to $50,000 divided by the closing price of our common stock on the date of the annual meeting of shareholders at which the non-employee director is elected or continues to be a member of the Board. The shares of restricted stock granted to non-employee directors vest at the next annual meeting of shareholders. If a non-employee director is first elected or appointed to the Board at a time other than at an annual meeting of shareholders, the non-employee director is awarded a prorated initial restricted stock grant at that time. Awards to non-employee directors are made under the Director Plan.

On June 5, 2020, each non-employee director was granted 724 shares of restricted stock.

The following table provides information regarding the compensation of our non-employee directors for the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Michael J. Brown	$74,500	$49,978	$124,478
Teri G. Fontenot	61,000	49,978	110,978
Philip A. Garcia	77,000	49,978	126,978
Jared A. Morris	112,000	49,978	161,978
Millard E. Morris	62,500	49,978	112,478
Randall E. Roach	68,500	49,978	118,478
Sean M. Traynor (2)	48,516	63,077	111,593

__________

1.

The grant date fair value of each award, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“Topic 718”), was $49,978. Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for information regarding the assumptions made in determining these values. As of December 31, 2020, each non-employee director held 724 shares of restricted stock.
2.	Mr. Traynor became a director on March 1, 2020. He received a prorated award of 201 shares of restricted stock when he joined the Board on March 1, 2020.

Non-Employee Director Stock Ownership and Retention Guidelines

Our Board recognizes that ownership of common stock is an effective means to align the interests of our directors with those of our shareholders. The following is a summary of our stock ownership and retention guidelines for our non-employee directors.

Non-Employee Director Stock Ownership Guidelines. Non-employee directors are expected to acquire and hold during their Board service shares of our common stock equal in value to at least three times the annual cash retainer paid to our directors, or $150,000. Non-employee directors have five years from their initial election to the Board to meet these ownership guidelines.

Non-Employee Director Retention Guidelines. Directors are expected to continuously own sufficient shares to meet the guidelines once attained. Until a director meets the ownership guidelines, the director will be required to hold 75% of the shares of common stock received from any equity award, net of any shares used to pay the tax withholding. If a director attains compliance with the stock ownership guideline and subsequently falls below the guideline because of a decrease in the price of our common stock, the director will be deemed in compliance provided that the director retains the shares then held.

The following table provides the equity ownership of each of our non-employee directors as of December 31, 2020, measured in dollars. Ownership was calculated based on a price of $57.43 per share, the closing price of the Company’s common stock on December 31, 2020, the last trading day of the year.

Non-Employee Director	Total Ownership
Michael J. Brown	$307,825
Teri G. Fontenot	$264,581
Philip A. Garcia	$737,516
Jared A. Morris	$4,364,163
Millard E. Morris	$6,308,111
Randall E. Roach	$543,345
Sean M. Traynor (1)	$53,123

__________

1.	Mr. Traynor became a director on March 1, 2020. Under the guidelines, Mr. Traynor has until March 1, 2025 to meet the ownership guidelines.

Corporate Governance

The Board and senior management of the Company believe that one of their primary responsibilities is to promote a corporate culture of accountability, responsibility and ethical conduct throughout the Company. Consistent with these principles, the Company has, among other things, adopted:

•	corporate governance guidelines that describe the principles under which the Board operates;
•	a code of business conduct and ethics applicable to all employees;
•	written charters for each of its standing committees;
•

a majority voting and director resignation policy that requires any director nominee who receives a greater number of votes “withheld” or “against” his or her election than votes “for” his or her election to tender his or her resignation as a director;

•	a policy regarding the recovery of incentive compensation in the event of a restatement of the Company’s financial statements filed with the SEC or any state authority;

•	policies prohibiting our directors, executive officers and employees from hedging or pledging our common stock;
•

a policy regarding Rule 10b5-1 trading plans requiring, among other things, that each plan be approved by the Company’s Chief Compliance Officer and provided to the Chair of the Nominating and Corporate Governance Committee, or NCG Committee, for review prior to approval; each plan must provide for a minimum 30-day waiting period between the execution of the plan and the initial trade under the plan;

•	a conflict of interest policy applicable to all employees; and
•	a policy regarding related party transaction oversight and approval.

Our corporate governance guidelines, code of business conduct and ethics, committee charters, majority voting and director resignation policy and certain other governance policies are available on the Company’s website (www.amerisafe.com) in the Investors section. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendment to, or waiver from, its code of business conduct and ethics on its website in the Investor Relations section.

Management regularly meets with shareholders and potential investors. In those meetings, investors and shareholders express their views regarding the Company’s executive compensation practices and corporate governance policies. Management reports to the Board and the NCG Committee regarding the discussions at these meetings. The NCG Committee and the Board periodically review the Company’s corporate governance policies and practices. Based on these reviews, input from shareholders and recommendations from the NCG Committee, the Board adopts changes to policies and practices that it believes are in the best interests of the Company, including complying with any new SEC or Nasdaq listing requirements.

The NCG Committee intends to continue to periodically review the Company’s corporate governance policies, taking into consideration, among other things, the views of our shareholders and developments in the governance practices of other public companies.

Corporate Responsibility

AMERISAFE is defined by its corporate culture of helping to provide security for employers and their injured employees through the insurance coverage and services we offer, by paying claims to injured workers promptly and fairly during their time of need, by encouraging and supporting our employees to be actively engaged in the communities in which they live, investing in our employees and minimizing the impact we have on the environment. AMERISAFE manages its business with the goal of responsibly delivering long-term value to all of the Company’s stakeholders by adhering to the philosophy that good stewardship is good business.

Diversity, Equity and Inclusion. With the support of our Board of Directors, we are committed to enhancing diversity at AMERISAFE. We strive to promote inclusion through our Company values and behaviors, and aim to lead by example.  Two of our eight directors are women, and one director is hispanic.  Of our five executive officers, two are women, including our Chief Executive Officer.  Of our seven senior vice presidents, four are women. In 2021, we are continuing to focus on enhancing our diversity, equity and inclusion strategy and are currently undergoing a workforce assessment to identify areas where we can further progress.

Environmental. Starting early in the 2000’s, AMERISAFE initiated a program to reduce the use and storage of paper and focus on migrating our records to electronic form. Almost all Company records are now stored electronically. This has decreased our usage of paper and ink, increased efficiency, and saved money for the Company. Additionally, the Company is focused on recycling of paper, cardboard, plastic bottles, aluminum cans and batteries. The Company is also replacing existing florescent and incandescent lighting with LED lights, as well as improved systems that monitor heating and air conditioning, to reduce energy consumption and save costs.

Sustainability. In 2021, the Company began reviewing practices against the Sustainability Accounting Standards Board (SASB) standards for the Insurance sector with the goal to providing our investors additional information prior to the annual meeting in 2022.

Social

The Communities We Serve. We actively engage and support local communities through agencies such as United Way, the Community Foundation of Southwest Louisiana and the Southwest Louisiana Economic Development Alliance. The Company supports numerous other charitable and social organizations in the communities in which we operate. To encourage a culture of giving back to the Communities in which we operate, the Company allows all employees paid time off for volunteer activities.

Protecting the People We Serve. Protecting the people we serve is what matters most. We employ Field Safety Professionals with first-hand experience in the industries that we write. With FSPs deployed around the country, we strive to ensure that workers are safe by providing a clear observation of safety practices with verbal and written recommendations for improvement. Even prior to underwriting a policy, we conduct thorough safety inspections that focus on a policyholder’s operations, loss exposures and existing safety controls to prevent potential losses. Our inspections consider employee experience, turnover, training, previous loss history and corrective actions, workplace conditions, equipment conditions and the use of fall protection, respiratory protection or other safety devices. In addition to these in-person safety trainings, we provide our policyholders with online resources to education and training. We believe our inspections and safety training help protect workers and prevent catastrophic workplace accidents. Employers value us for being their safety partners and our agents value the depth of our safety resources. Our mission of providing quality insurance services to our customers is reflective of our commitment to the health and safety of our employees and insureds.

Customer-focused Approach. We are proud of our personal, high-touch model with policyholders. In the event of a claim, our adjusters are on the ground working with injured workers generally within 48 hours of the filed claim. We are physically there to represent the injured worker, walk them through the claims process, and improve the quality of their outcomes. One adjuster is solely responsible for each injured worker and the claim loads of our adjusters are less than half that of other peers. Our customer-focused approach allows us to provide high quality of service and a customer retention rate of over 90%.

Our Employees. Beginning in 2017, the Company began a partnership with the Community Foundation of Southwest Louisiana to provide tax-free assistance to employees that have experienced a catastrophic event through an employee assistance fund. In addition to funding from the Company, this fund also allows employees to make a monetary donation to assist their fellow employees.

Two catastrophic hurricanes significantly impacted the home office in Southwest Louisiana in August and October 2020. Hurricane Laura (category 4) with winds of 150 miles per hour and Hurricane Delta (category 2) with winds of 100 miles per hour caused widespread damage to homes, trees, and the power infrastructure of the area.  Our dedicated employees were able to continue to serve our customers through both storms without significant disruption to business operations, despite their personal circumstances. Throughout 2020, the employee assistance fund was available for employees impacted by these storms or other disasters.

AMERISAFE provides employees a 401K plan with company matching contributions, health insurance plans, dental, vision and other employee benefits. AMERISAFE also provides employees time off for annual wellness exams, reimbursements of health club memberships, confidential counseling services, quarterly wellness luncheons and an annual health fair to promote a culture of wellness. The Company has also established an endowment to provide scholarships to dependents of our employees and members of the community in which we do business, recognizing the importance of educating future generations.

COVID-19 Pandemic Response. In response to the COVID-19 pandemic, in February 2020, we began the process of health and safety notifications to our employees and preparing the necessary resources to move to a remote workforce while continuing to serve our policyholders and their employees. In March 2020, the Company took steps to eliminate non-essential travel and implemented safety and health measures for all home office and field employees which resulted in most of our home office employees beginning to work from home. Additionally, in March, the Company suspended all in-person visits with our customers, which represent insureds, agents and claimants. During the second quarter of 2020, AMERISAFE began gradually returning employees to our home office, with protocols in place to protect the health and safety of our employees.  Many employees continue to work from home, assisting agents and policyholders with their workers’ compensation insurance. AMERISAFE also began returning our Safety and Claims professionals to the field, where these professionals inspect job sites and meet with injured workers, following local, state and federal health and safety guidelines. We are focused on the safety of our employees and encourage them to do what they need to stay safe. Additionally, in 2021, the Company has implemented an initiative to encourage employees to obtain the COVID-19 vaccination.

Board Leadership

The Board has appointed Jared A. Morris as Chairman of the Board. As Chairman, his key responsibilities include:

•	calling meetings of directors and independent directors;
•	presiding at the annual meeting, meetings of the Board, including executive sessions of the independent directors;
•	acting as liaison between the board and management;
•	overseeing the preparation of proxy materials;
•	working with the NCG Committee to ensure proper committee structure, including reviewing committee and committee chair assignments, and the effectiveness of the Board;
•	approving the quality, quantity, appropriateness and timeliness of information sent to the Board as well as setting meeting agendas;
•

facilitating the Board’s approval of the number and frequency of Board and committee meetings as well as meeting schedules to assure that there is sufficient time for discussion of all agenda items; and

•	any such other actions or duties deemed necessary by the Board.

Our Corporate Governance Guidelines do not require that the roles of Chairman of the Board and Chief Executive Officer be held by different persons, as the Board believes that effective board leadership structure can depend on the experience, skills and personal interaction among individuals in leadership roles. These leadership roles are currently filled separately by our non-executive Chairman of the Board, Jared A. Morris, and by our Chief Executive Officer, G. Janelle Frost. The Board believes this leadership structure affords the Company an effective combination of management and non-management experience, continuity and independence that currently serves the Board and the Company well.

Director Independence

As part of the Company’s corporate governance guidelines, the Board has established a policy requiring a majority of the members of the Board to be independent, as that term is defined in the Nasdaq listing requirements. The Board has determined that each of its current non-employee directors, Mr. Brown, Ms. Fontenot, Mr. Garcia, Mr. J. Morris, Mr. M. Morris, Mr. Roach and Mr. Traynor, is independent of the Company and its management within the meaning of the Nasdaq listing requirements.

Board Meetings

The Board held seven meetings during 2020. Each director serving on the Board in 2020 attended at least 75% of the total number of meetings of the Board and committees on which he or she served. Under the Company’s corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his or her responsibilities and to rigorously prepare for, attend and participate in all Board meetings and meetings of Board committees on which he or she serves.

Annual Meetings of Shareholders

The Company’s directors are encouraged to attend our annual shareholder meetings, but we do not currently have a policy relating to directors’ attendance at these meetings. Six directors, Mr. J. Morris, Mr. P. Garcia, Ms. Fontenot, Ms. Frost, Mr. Roach and Mr. Traynor attended our 2020 annual meeting of shareholders, either in person or by teleconference.

Audit Committee

The Audit Committee currently consists of Mr. Garcia (Chair), Mr. Brown, Ms. Fontenot, and Mr. J. Morris. The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. The functions and responsibilities of the Audit Committee include:

•

reviewing, monitoring and assessing the Company’s policies and compliance procedures with respect to business practices, including the adequacy of the Company’s internal controls over accounting and financial reporting;

•	engaging the Company’s independent registered public accounting firm and conducting an annual review of the independence of that firm;
•	pre-approving and approving any non-audit engagements with the Company’s independent registered public accounting firm;
•

reviewing the annual audited financial statements and quarterly financial information with management and the independent registered public accounting firm, including disclosures regarding internal controls;

•	reviewing with the independent registered public accounting firm the scope and the planning of the annual audit;
•	reviewing and discussing with management the findings and recommendations of the independent registered public accounting firm;
•	discussing with the independent registered public accounting firm the conduct of the annual audit, including management’s response;
•	overseeing compliance with applicable legal and regulatory requirements and the Company’s Code of Conduct, including obtaining applicable reports and assurances;
•	reviewing with the Company’s internal auditor the plans and scope of audit activities and the annual report of audit activities, examinations and related results;
•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;
•	establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•	reviewing the appointment and replacement of the Company’s internal audit officer and any third party internal audit service provider;
•	discussing risk assessment and management policies and the Company’s financial risk exposure;
•	discussing with the Company’s general counsel any legal matters that may have a material impact on the Company’s financial statements or compliance policies;
•	approving related party transactions exceeding $50,000 in aggregate value;
•	reviewing the adequacy of the Audit Committee charter on an annual basis; and
•	preparing the Audit Committee report to be included in our annual proxy statement.

The Audit Committee met eight times during 2020. Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that each member of the Audit Committee is “independent” as defined in the Nasdaq listing requirements and SEC requirements relating to the independence of audit committee members. The Board has also determined that Mr. Brown, Ms. Fontenot, Mr. Garcia and Mr. J. Morris each meet the requirements of an “audit committee financial expert” as defined by SEC rules. The Audit Committee has the authority to engage independent counsel and other advisors as the Committee deems necessary to carry out its duties.

Compensation Committee

The Compensation Committee currently consists of Mr. Brown (Chair), Mr. Garcia, Mr. J. Morris, Mr. Roach and Mr. Traynor. The Compensation Committee has sole authority for establishing, administering and reviewing the Company’s policies, programs and procedures for compensating our executive officers and the members of the Board. The Compensation Committee may delegate its responsibilities to a subcommittee comprised of Compensation Committee members. The functions and responsibilities of the Compensation Committee include:

•	reviewing, determining and approving, at least annually, corporate goals and objectives relevant to the compensation of the Company’s executive officers;
•	evaluating the performance of and determining the compensation for the Company’s executive officers, including its chief executive officer;
•	administering and making recommendations to the Board with respect to the Company’s equity and incentive compensation plans;
•	performing a risk assessment of the Company’s compensation plans and policies;
•	overseeing regulatory compliance with respect to compensation matters;
•	reviewing and approving employment or severance arrangements with the Company’s executive officers;
•	reviewing director compensation policies and making recommendations to the Board;
•	engaging, and determining the independence of, any compensation consultant;
•	reviewing compliance with the Company’s stock ownership guidelines by our executive officers;
•	reviewing the adequacy of the Compensation Committee charter on an annual basis; and
•	reviewing and approving the Compensation Discussion and Analysis and the Compensation Committee Report to be included in our annual proxy statement.

The Compensation Committee met five times during 2020. The Board has determined that each member of the Compensation Committee is independent under the Nasdaq listing requirements.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director or executive officer compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Nominating and Corporate Governance Committee

The NCG Committee currently consists of Mr. Roach (Chair), Ms. Fontenot, Mr. J. Morris and Mr. Traynor. The functions and responsibilities of the NCG Committee include:

•	developing and recommending corporate governance principles and procedures applicable to the Board and the Company’s employees;
•	recommending committee composition and assignments;
•	identifying individuals qualified to become directors;
•	recommending director nominees;
•	recommending whether incumbent directors should be nominated for re-election to the Board;

•	reporting, at least annually, on succession planning, including appropriate contingencies in case our Chief Executive Officer retires, resigns or is incapacitated;
•	reviewing any possible conflicts of interest of directors or management;
•	reviewing the adequacy of the NCG Committee charter on an annual basis; and
•	overseeing, at least annually, an evaluation of the performance of the Board and the Company’s management in relation to the Company’s corporate governance guidelines.

The NCG Committee met four times during 2020. The Board has determined that each member of the NCG Committee is independent under the Nasdaq listing requirements.

The NCG Committee has the sole authority to retain and terminate any search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Qualifications for Director Nominees. In considering director nominees, the NCG Committee considers a number of factors, including the following:

•	whether the nominee is “independent” as determined in accordance with the rules promulgated by the SEC, the Nasdaq listing requirements and the Company’s corporate governance guidelines;
•	the ability and willingness to participate in Board activities, including attendance at, and active participation in, Board and committee meetings;
•	the ability and willingness to represent the best interests of all of the Company’s shareholders;
•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community, insurance industry and otherwise;
•	increasing the diversity of viewpoints, backgrounds and experiences in addition to those of existing directors and other nominees;
•	consistent demonstration of integrity;
•	the ability to exercise sound business judgment;
•	current knowledge and relationships in the markets and regions in which the Company does business and in the insurance industry and other industries relevant to the Company’s business;
•	reputation in a particular field or area of expertise; and
•

the skills and personality of the nominee and how the committee perceives the nominee will be a fit with existing directors and other nominees in maintaining a Board that is collegial and responsive to the needs of the Company and its shareholders.

The NCG Committee will also consider other criteria for director candidates included in its committee charter, the Company’s corporate governance guidelines or as may be established from time to time by the Board. The NCG Committee has not adopted a separate policy pertaining to the consideration of diversity in the selection of nominees to the Board; however, as noted above, diversity is one factor considered by the NCG Committee in evaluating director candidates. The NCG Committee will identify nominees based upon recommendations by committee members or other Board members, members of the Company’s management or, as discussed below, by shareholders of the Company. Upon identifying a potential nominee, members of the NCG Committee will interview the candidate, and based upon that interview, make a recommendation to the Board.

Shareholder Recommendations. The Company has adopted a policy regarding shareholder recommended director candidates, a copy of which is available on the Investors section of the Company’s website.  Consistent with this policy, the NCG Committee will evaluate director candidates recommended by a shareholder according to the same criteria as a candidate identified by the NCG Committee.

Shareholders may recommend candidates at any time, but to be considered by the NCG Committee for inclusion in the Company’s proxy statement for the next annual meeting of shareholders, recommendations must be submitted in writing no later than 150 calendar days before the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. A shareholder’s notice must contain the following:

•

the name of the shareholder recommending the director candidate for consideration, the name of the director candidate, and the written consent of the shareholder and the director candidate to be publicly identified;

•

a written statement by the director candidate agreeing to be named in the Company’s proxy materials and to serve as a member of the Board (and any committee of the Board to which the director candidate is assigned to serve by the Board) if nominated and elected;

•

a written statement by the shareholder and the director candidate agreeing to make available to the NCG Committee all information reasonably requested in connection with the NCG Committee’s consideration of the director candidate; and

•

the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of the Company’s common stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Exchange Act, SEC rules and the listing requirements and other criteria established by Nasdaq.

The shareholder’s notice must be signed by the shareholder recommending the director candidate for consideration and sent to the following address: AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary (Nominating and Corporate Governance Committee Communication/Director Candidate Recommendation).

Risk Committee and Risk Management

The Board views risk management as one of its primary oversight responsibilities. The Board initially formed the Risk Committee in 2010. The Risk Committee’s charter provides that all members of the Board are members of the Risk Committee. Mr. M. Morris serves as chair of the Risk Committee and establishes the agenda for the meetings. Risk Committee members periodically receive presentations on risk-related topics from the Company’s management. The Committee provides oversight as needed for the following areas:

•

Review Underwriting.  Review the strategies, processes, and controls pertaining to the underwriting of insurable risks and the pricing of such risks, including new insurance products or lines of business that are likely to have a positive or negative material impact on the Company’s risk profile.

•	Review Claims. Review the strategies, processes, and controls relating to the settlement of claims.
•

Review Investment Operations.  Review the strategies, processes, and controls pertaining to the Company’s investment operations.  This review includes long-term strategy, the Company’s investment policy & guidelines, investment performance and liquidity, compliance with applicable laws and regulations, any changes to investment accounting methods and the approval of the hiring of external investment managers, if any.

•

Review Retention Levels and Reinsurance.  Review the strategies, processes, and controls pertaining to the Company’s determination of appropriate levels of retention of insured risk and appropriate levels and types of reinsurance for its insurance subsidiaries, as well as the financial strength of the reinsurers with whom they conduct business;

•	Review Risk and Information Services. Oversee the implementation, execution, and performance of the Company’s enterprise risk management program;
•	Review Business Continuity Plan. Review the strategies, processes, and controls pertaining to business continuity and executive crisis management for the Company and its business operations;
•	Review Cybersecurity Practices. Review the Company’s strategies, governing and management framework, security principles and evaluations for cybersecurity threats; and
•

Other Delegated Duties & Responsibilities.  On an ad hoc basis, review specific operational segments of the Company that may be posing unusual and significant risks that could have a material impact on the risk profile of the Company.

The Risk Committee met four times in 2020. The Risk Committee has the authority to select, retain, terminate, and approve the fees and other terms of retention of special counsel, experts and consultants. This Committee also has direct access to all Company employees.

In addition to the activities of the Risk Committee, the Board monitors risks arising from financial reporting and controls through its Audit Committee and risks related to compensation through its Compensation Committee.

Succession Planning

Our Board considers the evaluation of management and succession planning to be one of its most important responsibilities. The Board’s goal is to have a long-term program for effective senior leadership and development, with appropriate contingencies in case our chief executive officer, or any of our other executive officers, retires, resigns or is incapacitated.

In the Board’s succession planning program, internal candidates for the executive positions, including the chief executive officer, are identified and evaluated based on criteria considered predictive of success at the senior management level. This program incorporates 360 reviews and related evaluations for each individual. The assessment includes a development plan, including executive coaching, for each individual.

Our Corporate Governance Guidelines provides that the NCG Committee report to the Board on succession planning at least annually. The chief executive officer is responsible for advising the Board regarding her recommendations and evaluations of potential successors, together with a review of any development plans for these individuals. The Board, with the assistance of the NCG Committee, evaluates potential successors to the CEO, as well as other members of senior management.

Communications with the Board

Any shareholder or other interested party who wishes to communicate directly with the Board or any of its members may do so by writing to: Board of Directors, c/o AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary. The mailing envelope should clearly indicate whether the communication is intended for the Board as a group, the non-employee directors or a specific director.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, is designed to provide shareholders with an understanding of the Company’s compensation philosophy and objectives, as well as the analysis that the Compensation Committee (referred to in this CD&A as the “Committee”) performed in setting executive compensation. It discusses the determination of how and why, in addition to what, actions were taken by the Committee with respect to compensation for each of our executive officers during 2020. Those individuals are:

•	G. Janelle Frost, President and Chief Executive Officer;
•	Neal A. Fuller, Executive Vice President and Chief Financial Officer;
•	Vincent J. Gagliano, Executive Vice President and Chief Risk Officer;
•	Andrew B. McCray, Executive Vice President and Chief Underwriting Officer;
•	Kathryn H. Shirley, Executive Vice President, Chief Administrative Officer and Secretary

Executive Summary

Recent Company Performance

We are a holding company that markets and underwrites workers’ compensation insurance through our insurance subsidiaries. The Company had strong operating performance during 2020, in a declining premium environment, with net income of $86.6 million and one of the lowest combined ratios of 76.3% in the insurance industry. Our earnings per diluted share were $4.47 and our return on average equity was 19.9% compared with $4.80 and 22.1% in 2019. Total shareholder return was -6.08% in 2020, compared to the P&C Small-Cap Index of -2.70% and the P&C Mid-Cap Index of 0.48%. The Company’s average annual total shareholder return for the three-year and five-year periods ended December 31, 2020 was 4.91% and 9.77%, respectively. The P&C Small Cap Index average annual return for the three and five-year periods ended December 31, 2020 was 6.14% and 9.64%, respectively.  The P&C Mid-Cap Index average annual return for the three-year and five-year periods ended December 31, 2020 was 5.26% and 8.80%, respectively.

In 2020, the Company paid regular quarterly dividends of $1.08 per share and an extraordinary dividend of $3.50 per share, or total dividends of $4.58 per share. Effective February 2021, the Board of Directors increased the regular quarterly dividend from $0.27 per share to $0.29 per share, an increase of 7.4%. Although the Board presently intends to pay a regular quarterly dividend, dividends are considered each quarter for approval.

Compensation Best Practices

The Committee reviews annually and periodically modifies our executive compensation program to retain and attract top executive talent to the Company and ensure that our program is aligned with the interests of our shareholders and meets evolving governance standards. The following highlights some of the compensation and governance best practices that are part of our program:

•	Performance-Based Annual Incentive Plan—Our annual incentive compensation plan, as implemented in 2019, rewards our executives for achievement of pre-established individual performance goals.
•

LTIP Awards are Performance-Based—Since 2017, 100% of the awards under our long-term incentive program for executive management are in the form of performance awards that reward exceptional financial performance relative to a peer group of property and casualty insurers and include a reduction if our total shareholder return does not exceed a certain level relative to comparative indexes.

•	No Tax “Gross-Ups”—We do not provide, and no executive officer is entitled to receive, any tax “gross-up” payments in connection with compensation or other benefits provided by the Company.

•

Clawback Policy—Both our annual and long-term incentive awards are subject to a compensation recoupment policy that permits the Committee to seek recovery of incentive awards paid if there is a restatement of the Company’s financial statements.

•

Independent Compensation Consultant—The Committee engages an independent compensation consultant to prepare surveys of executive officer and director compensation based on a peer group comprised of publicly traded companies. This information was used by the Committee in establishing our executive compensation program for 2020.

•

Double Trigger Severance Payments—The employment agreements with our executive officers do not provide for single trigger cash payments upon a change in control; our executives are entitled to severance only upon certain circumstances as the result of a termination of employment, and these payments are the same whether or not the termination is related to a change in control.

•	Double Trigger Vesting—Awards under our long-term incentive program only vest in connection with a change in control if the executive experiences a qualifying termination of employment.
•	Risk Review—The Committee conducts an annual risk review of the Company’s executive compensation program, policies and practices.
•	Oversight of 10b5-1 Plans—The Board adopted 10b5-1 policies and procedures, which include Board oversight of 10b5-1 plan transactions.
•	Independent Advisors—The Committee ensures the independence of all Committee advisors by limiting the advisors ability to perform other services for the Company.
•	Anti-Hedging and Anti-Pledging Policies—The Company prohibits its executives, directors and employees from hedging or pledging Company securities.
•

Stock Ownership and Holding Requirements—Our executive officers are required to maintain certain levels of ownership of Company securities and are required to hold all shares received as compensation until the applicable guideline amount is achieved (net of shares used or sold to pay the exercise price or tax withholding). After meeting the applicable guideline, our executive officers are required to hold 20% of the shares received as compensation (net of shares used or sold to pay the exercise price or tax withholding).

2020 Program Changes

For 2020, the Committee reviewed the base salaries and annual and long-term incentive compensation of our executive officers and made minimal changes to our executive compensation program during 2020, consisting of modest increases to our executive officer base salaries. As discussed in more detail below, the Committee believes that these increases were appropriate given that market data reflected that the base salaries of our executives remained below the median of our peer group. Of equal importance, the Committee continues to place greater importance on long-term incentive compensation based on quantitative performance metrics recognizing that, as a mono-line workers’ compensation insurance company, the claims incurred under the policies written by the Company often take several years to develop.  As such, the Committee believes it was appropriate to place more emphasis on long-term incentive compensation tied to long-term performance.

Compensation Program Objectives

Our compensation program is intended to attract, retain and motivate the key people necessary to enable our Company to operate effectively and profitably over the long-term. The Committee believes that executive compensation should align the interests of the Company’s executives and other key employees with those of the Company and its shareholders. Our compensation program is also designed to differentiate compensation based upon individual contribution, performance and experience with our Company.

In establishing compensation, the Committee seeks to provide employees, including our executive officers, with a competitive total compensation package. The Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for our Company.

Compensation Processes

Our compensation program for executives is designed and implemented under the direction of the Committee, which is currently comprised of the following five independent directors: Mr. Brown (chair), Mr. Garcia, Mr. J. Morris, Mr. Roach and Mr. Traynor. For additional information regarding our Committee and its authority and responsibilities, see “The Board, Its Committees, and Its Compensation—Compensation Committee.”

2020 Advisory Vote on Executive Compensation

At our annual meeting of shareholders in June 2020, more than 99% of the votes cast on the say-on-pay proposal were in support of our executive compensation program. The Committee considered the results of this advisory vote and believes the results affirm shareholder approval of the Board’s approach to the Company’s executive compensation program. Although the Committee did not adopt any changes to our program as a result of this vote, as noted above the Committee is continually evaluating our executive compensation and has made changes in the past few years to further align the program with our shareholders’ interests and to take into consideration the results of market surveys and other information prepared by the Committee’s compensation consultant.

Role of Compensation Consultant

Since early 2012, the Committee has engaged McLagan, an AON Hewitt Company, as its independent compensation consultant. Pursuant to Company policy, McLagan does not provide services to the Company other than consulting services to the Committee. Most recently, McLagan conducted an executive compensation survey in 2019. The “2019 Survey,” reviewed by the Committee in the fall of 2019, was used in setting compensation for 2020. The Committee is solely responsible for the appointment, compensation and oversight of the compensation consultant.

McLagan attends Committee meetings, when requested by the Committee, and in connection with the executive compensation surveys, advises on matters including peer group composition, pay levels and pay composition, and annual and long-term incentive plan design. McLagan also provides market data, analysis, and advice regarding the CEO and executive officer compensation to the Committee as well as director compensation surveys and advice. As required by SEC rules, the Committee assessed the independence of McLagan and concluded that McLagan’s work did not raise any conflicts of interest.

2019 Survey—Peer Group Construction and Survey Results

The 2019 Survey compared the compensation for our executive officers against a peer group of 16 publicly traded insurance companies. The 2019 Survey also included a review of the Company’s annual and long-term incentive compensation plan design. McLagan used Company target compensation for 2019 and peer group compensation data for 2018 in its preparation of the 2019 Survey. The Committee reviewed the 2019 Survey results in assessing the level of salary and bonuses paid to our executives and approving changes to the compensation levels and annual and long-term compensation plans for our executive officers in 2020.

The Committee used a rigorous process to select peer companies for benchmarking executive pay which included ranking the companies by premiums written, total revenue, combined ratio, lines of insurance business, multi-line versus mono-line property-casualty insurer, number of states doing business in, and investment mix. With the assistance of McLagan, the Committee selected its peer group for the 2019 Survey, which included the following 16 publicly traded companies:

•Atlantic American Corp.	•Kingstone Companies, Inc.
•Conifer Holdings, Inc.	•Kinsale Capital Group, Inc.
•Donegal Group	•NI Holdings, Inc.
•Employers Holdings, Inc.	•Proassurance Corporation
•Global Indemnity Limited	•Protective Insurance Corporation
•Hallmark Financial Services	•RLI Corp
•ICC Holdings	•Safety Insurance Group
•James River Group Holdings	•United Fire Group, Inc.

In addition to compensation data specifically relating to the 16 companies named above, McLagan also used market compensation data from published survey sources relating to companies in the insurance and financial services industry in developing its recommendations for 2020.

The results of the 2019 Survey indicated that (1) the Company’s aggregate executive officer 2019 target compensation was below the market median for each pay element, (2) the average total target direct compensation for each of the named executive officers was below the market median, (3) the Company delivers a greater percentage of total target direct compensation in the form of incentive (or variable) compensation than its peers and (4) the Company delivers a greater proportion of incentive compensation in annual incentive pay.

Role of Management

Consistent with prior years, the Committee requested in February 2020 that our chief executive officer, Ms. Frost, made recommendations with respect to changes in base salary for our executive officers, other than for herself. With respect to the 2020 annual incentive compensation plan, Ms. Frost made recommendations regarding the level of achievement of individual performance goals by each executive officer other than herself. Although the Committee considered the recommendations of Ms. Frost, the Committee makes all final determinations regarding executive compensation. Ms. Frost is not present when the Committee discusses or determines her compensation.

Risk Assessment

The Committee annually considers the risk to the Company of the design and objectives of its executive compensation plans through review of the annual compensation surveys provided by McLagan. The primary risk is weighting the premium growth factor too heavily in the annual and long-term incentive plans. Growing premium too rapidly could result in poor underwriting results and ultimately affect the financial strength of the Company.

The Committee recognizes that the design and objectives of the executive compensation plans are based on assumptions that may later be determined to be inaccurate which could present a risk of loss of key personnel resulting in disruption of our operations and adverse effects on our business. The Committee believes the current relative weighting of the metrics in the annual and long-term incentive plans are appropriately balanced to attract, retain and motivate key employees as well as align with shareholder interests.

Overview of Executive Compensation Program

The principal components of our executive compensation program provide for a combination of fixed and variable compensation. In addition to the principal components, we also provide our executive officers with broad-based employee benefits, certain severance benefits and limited perquisites. For 2020, the principal components, which we refer to as our executive officer’s total direct compensation, are summarized as follows:

2020 Executive Compensation Program at a Glance

Compensation Element	Characteristics
Base Salary	• Fixed cash compensation • Reviewed annually, and upon promotion or upon a change in job responsibilities • Used in determining target awards for incentive compensation
Annual Incentive Compensation

•      Annual variable cash compensation based on pre-established individual qualitative leadership objectives

•      Target award is a percentage of base salary—for 2020, these percentages are 60% for our CEO, 35% for our CFO and 30% for each of our other executive officers

•      Maximum payout is 150% of target award

Long-Term Equity-Based Compensation (LTIP)

•      Target LTIP award is a percentage of base salary—110% for our CEO and 55% for each of our other executive officers

•      100% of performance awards are payable in shares of common stock after a three-year performance period

•      Applicable metrics: combined ratio (80% of award) and direct premiums written (20% of award) measured against a peer group of predominately property and casualty insurance companies

•      Earned amount subject to reduction based on our total shareholder return relative to appropriate indexes

•      Maximum payout is capped at 150% of target award

The table below summarizes our executive officers’ target direct compensation approved for 2020 as well as the percentage of total target direct compensation represented by each component. The actual base salary received, the actual annual incentive compensation award earned for 2020 and the grant date value of LTIP awards are reflected in “Executive Compensation—Summary Compensation Table.”

	2020 Base Salary		2020 Target AIP Award		2020 Target LTIP Award		2020
Executive	$	% of Total	$	% of Total	$	% of Total	Total Target Compensation
G. Janelle Frost	$681,000	37.0%	$408,600	22.2%	$749,100	40.8%	$1,838,700
Neal A. Fuller	$435,000	52.6%	$152,250	18.4%	$239,250	29.0%	$826,500
Vincent J. Gagliano	$322,000	54.1%	$96,600	16.2%	$177,100	29.7%	$595,700
Andrew B. McCray	$291,000	54.1%	$87,300	16.2%	$160,050	29.7%	$538,350
Kathryn H. Shirley	$297,000	54.1%	$89,100	16.2%	$163,350	29.7%	$549,450

Base Salary. Base salaries are determined on the basis of management responsibilities and level of experience, as well as internal and market comparisons. In setting base salaries for our executive officers, the Committee seeks to provide a reasonable level of fixed compensation that we believe is competitive with base salaries for comparable positions at our peer companies. Based upon the 2019 Survey, the Committee determined that while overall target direct compensation levels were reasonable for the executive officers, the base salaries continued to lag behind the median of the peer group. In consideration, executive base salaries were increased in 2020 based on both an assessment of compensation relative to that offered by peers and to ensure a competitive compensation package to attract and retain executive talent. These base salary adjustments also increased the target award value of our executive annual and long-term performance-based compensation.

The following adjustments were made to the base salaries of the named executive officers effective April 2020.

Executive	2020 Base Salary	2019 Base Salary	Percentage Increase
G. Janelle Frost	$681,000	$665,000	2.4%
Neal A. Fuller	$435,000	$425,000	2.4%
Vincent J. Gagliano	$322,000	$315,000	2.2%
Andrew B. McCray	$291,000	$285,000	2.1%
Kathryn H. Shirley	$297,000	$290,000	2.4%

There were no increases in the 2021 base salaries for executives to align with the Company’s decision to not increase base salaries for employees starting July 2020 due to the pandemic and ensuing economic implications.

Annual Incentive Compensation. The Committee believes that annual incentive compensation is an important element of the total compensation of each executive officer. Similar to the structure of the program in 2019, in 2020 the Committee implemented an annual incentive plan based on achievement of individual performance goals instead of Company-focused performance metrics.

2020 Annual Incentive Compensation. In February 2020, the Committee approved target award opportunities under our annual incentive compensation plan for each executive officer equal to a percentage of each executive’s base salary, which percentages were consistent with those used in the 2019 program.

As in 2019, the Committee believed it was important to focus each executive on key individual objectives for the year. Further, given that the payout of our long-term incentive compensation awards is driven by key metrics tracking Company performance (combined ratio, direct premiums written and total shareholder return), the Committee determined that structuring the annual incentive program around individual performance goals continues to be appropriate. The individual performance goals established were principally qualitative rather than quantitative and the goals for all of the executives, including Ms. Frost, included goals focused on improving Company performance in a declining rate environment, and for Ms. Frost also included leadership of the senior management team. For our other executive officers, individual goals were focused on Company performance in a declining rate environment and completion of individual special projects. Following the initial determination of these qualitative goals, given the impact of the COVID pandemic and the hurricanes that hit the area, the Committee and the Board also determined that management’s focus for the remainder of the year should also include maintaining the Company’s operations and the safety of our personnel.

The following table sets forth the target award opportunity for each named executive officer for 2020.

Executive	Target Value of Annual Incentive Opportunity	Target Annual Incentive Opportunity (% of Base Salary)
G. Janelle Frost	$408,600	60.0%
Neal A. Fuller	$152,250	35.0%
Vincent J. Gagliano	$96,600	30.0%
Andrew B. McCray	$87,300	30.0%
Kathryn H. Shirley	$89,100	30.0%

Each executive officer could earn between 0% and 150% of the target individual goals based on the level of achievement of the applicable goals. The committee evaluated each executive’s performance against his or her performance goals to determine the achievement levels under the 2020 annual incentive plan, considering the recommendations of Ms. Frost for the executives other than herself. Certain Company performance goals were not achieved in 2020, which lowered payouts compared to 2019.  However, the Committee determined that management had done an exceptional job considering the challenges faced during 2020, and awarded the executives the payouts noted below for 2020, considering the Company’s operational results.

The total annual incentive award payouts for our named executive officers for 2020 were as follows:

Executive	Total Award (Individual Performance)	Percent of Target Award Earned
G. Janelle Frost	$145,537	36%
Neal A. Fuller	$89,706	59%
Vincent J. Gagliano	$78,130	81%
Andrew B. McCray	$62,103	71%
Kathryn H. Shirley	$74,005	83%

Long-Term Incentive Compensation. Under our current program, the Committee makes LTIP awards on an annual basis, but may adjust the performance factors, the weighting of those factors, and other aspects of the LTIP each year as it evaluates the effectiveness of the program over time. The following principles and objectives guide the Committee in implementing our LTIP each year:

•	The program should be performance-based and compare the Company’s operating performance to a peer group of companies engaged in the workers’ compensation insurance industry.
•	The performance period should reflect the long-term nature of the workers’ compensation claims development process.
•

Increased rigor should apply in order to receive maximum payout under the performance awards, given the Company’s outstanding operating performance and the fact that the Company has outperformed the workers’ compensation industry on a combined ratio basis over the past several years.

•

Payouts under the performance awards should be reduced if the Company’s total shareholder return underperforms the industry in order to further align the interests of the executive officers with those of the Company’s shareholders.

Under the LTIP, target awards are established annually for each executive officer based on a percentage of the executive’s base salary. The target award value is delivered to each executive solely in the form of a performance-based award. The performance award is payable in shares of common stock, with the number of shares earned determined based on the Company achievement of certain quantitative targets measured over a three-year performance period. These performance awards are tied directly to the performance of the Company and better align executive management compensation and shareholder interests.

The 2019 Survey reaffirmed the importance of the LTIP in making the Company’s executive compensation program competitive with peers. Awards under the LTIP are made pursuant to our shareholder-approved 2012 Equity and Incentive Compensation Plan.

2020 Long-Term Incentive Compensation Awards. For the 2020 LTIP awards, the Committee set a target value, which was a percentage of base salary as set forth below, which percentages were consistent with those used in the 2019 program, for each executive officer at an amount slightly above the market median for Ms. Frost and slightly below the market median for the other executive officers for the long-term compensation component of pay as shown in the 2019 Survey. This target value was then awarded to each executive in the form of a performance award.

Executive	Target Value of 2020 LTIP Awards (1)	Target Value as a Percentage of 2020 Base Salary
G. Janelle Frost	$749,100	110%
Neal A. Fuller	$239,250	55%
Vincent J. Gagliano	$177,100	55%
Andrew B. McCray	$160,050	55%
Kathryn H. Shirley	$163,350	55%

__________

1.

Following completion of the three-year performance period, the earned performance awards will be payable in shares of our common stock. These awards are further described under “Executive Compensation—Grants of Plan Based Awards.”

Description of 2020 Performance Awards. The performance awards provide a target dollar amount that may be earned by the executive, which amount will be paid in shares of our common stock, subject to certain limited exceptions. The amount earned under the performance award will be between 0% and 150% of the award’s target value. The amount earned, if any, is dependent on the Company’s operating performance over a three-year period beginning on January 1, 2020 and ending December 31, 2022, relative to the performance of a designated peer group of insurance companies selected by the Committee. In 2020, the Committee reviewed the peer group selected for the performance awards in 2019 and confirmed that the companies selected continued to be significant competitors of the Company in the workers’ compensation markets in which it operates. The following 22 companies comprise the performance peer group for the 2020 performance awards under the LTIP:

• Accident Fund Group	• Employers Insurance Group

• ACUITY	• FCCI Mutual Insurance Company

• Alaska National Insurance Co.	• Federated Mutual Insurance Company

• Amerisure Mutual Insurance Company	• FFVA Mutual Insurance Company

• BITCO General Insurance Company	• Great West Casualty Company

• BITCO National Insurance Group	• Louisiana Workers Compensation Corp.

• Builders Insurance	• National American Insurance Company

• Builders Mutual Insurance Company	• National Interstate Corporation

• Cincinnati Financial Corporation	• Protective Insurance Corporation

• Donegal Insurance Group	• Sentry Insurance

• Eastern Insurance Holdings	• West Bend Mutual Insurance Company

The Committee selected two metrics to measure the Company’s operating performance under the 2020 performance-based awards: combined ratio (“CR”), and direct premiums written (“DPW”), each determined on the basis of statutory accounting principles used by insurance companies (including the Company) in filings made with state regulatory authorities. The Committee selected these measures as they were deemed to be significant performance benchmarks for insurance companies, including the Company.

LTIP Metrics	Weighting	Description
Combined Ratio	80%

Defined as standard industry profitability measure and is calculated as the sum of:

(1) incurred losses divided by net premiums earned;

(2) underwriting expenses divided by net premiums written; and

(3) dividends to policyholders divided by net premiums earned.

Direct Premiums Written	20%	Defined as gross premiums written minus assumed premiums written (for mandatory pooling arrangements)

Calculation of Earned Amounts under the Performance Awards. Following the end of the applicable three-year performance period, the Committee will determine the percentage of the target award earned (the “Earned Value”) as follows:

Step 1: Application of Threshold Basis Points Concept to Calculation of Awards. In designing the performance-based award under the LTIP, the Committee recognized that the Company had demonstrated outstanding operating performance and consistently outperformed the workers’ compensation industry, including the peer companies listed above. As a consequence, the Committee’s award design considered this historical performance when determining the level of performance that would result in maximum payout under the performance-based awards. The Committee incorporated the concept of threshold basis points (“TBP”) into the calculation of the Earned Value. TBP is the amount by which the Company’s performance for each measure must exceed the results of the performance peer group for the payout of that measure to equal two times the target level (as noted above, the overall award is limited to 150% of the target award value). TBP is expressed in basis points (“BP”). The first step in the calculation of the Earned Value is to compare the performance of the Company over the performance period to that of the 22 companies in the peer group for the applicable performance and to determine whether the TBP level for each measure has been achieved. For example, the TBP for each measure in the 2020 performance awards were as follows:

Metric	Form	Threshold Points	Threshold	Target	Maximum	Limits
Statutory Combined Ratio	Relative to 22 peers	1200	1200 BP < or = to peer group	Results = peer group	1200 BP > or = to peer group = 2x target	Payout factor cannot be <-1

Statutory Growth in Direct Premiums Written	Relative to 22 peers	500	500 BP < or = to peer group	Results = peer group	500 BP > or = to peer group = 2x target	Payout factor cannot be <-1

Total sum of metric results			zero	100% of target	150% of target award

Metric	Form	Threshold Points	Threshold	Target	Maximum	Limits
Company Total Shareholder Return	Relative to 50% S&P P/C Ins Mid-Cap Index Plus 50% S&P P/C Ins Small-Cap Index	500				Reduces the uncapped payout factor by 37.5 bp (basis points) for every 500 bp of under-performance in the TSR factor, subject to a maximum 25% reduction in the uncapped payout factor

Step 2: Reduction Based on Total Shareholder Return. Following a determination of the payout level based on the metrics described above, the payout will be reduced if the total shareholder return (“TSR”) of the Company is more than 500 basis points lower than the total shareholder return of 50% of the S&P Property Casualty Insurance Small Cap Index and 50% of the S&P Property & Casualty Insurance Mid Cap Index over the three-year period. The TSR measure cannot increase payouts under the awards, but is only used to reduce the payout when the Company TSR lags the index by more than 500 basis points. The TSR measure operates as a third metric in the award design and reduces the uncapped payout factor by 37.5 basis points for every 500 basis points of under-performance in the TSR factor, subject to a maximum 25% reduction in the uncapped payout factor. After the award is reduced by a TSR factor adjustment, if any, the bonus factor is then subject to a 1.5 times target compensation cap.

Step 3: Conversion of Earned Value to Shares of Common Stock. After determination of the Earned Value under each performance award, payment is made in shares of common stock (rounded to the nearest whole share) equal to (a) the Earned Value under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by the Committee (after the expiration of the three-year performance period).

Payout of the 2017 – 2019 Performance Awards. The following table sets forth the weighting of performance measures established under the performance awards for the 2017 – 2019 performance period, and the results achieved. The shares of common stock earned under this award were issued in May 2020.

Metric	Weighting of Metric	Threshold BP	Peer Result	Company Result	Company/Peer BP Difference	Calculated Payout Factor (1)	Payout Factor Used
Statutory Combined Ratio	80%	1,200	89.1%	80.6%	(853)	1.711	1.711
Statutory Growth in Direct Premiums Written	20%	500	2.1%	(3.6)%	(566)	(0.132)	(0.132)
Total Shareholder Return (2)	(37.5)%	500	32.6%	30.2%	(243)	—	—

__________

1.	For each executive, the total performance award is calculated using the weighting applied of each metric to the applicable payout factor.
2.	TSR reduces the payout factor by 37.5 points for every 500 basis points of underperformance, capped at a negative 25% of the uncapped award before applying the 1.5 times award cap.

The following table sets forth the applicable target values, as well as the final payout, under the performance award for the 2017-2019 performance periods for each named executive officer:

Executive (1)	Target Value of Performance Award	Bonus Factor (2)	Award Value as of May 15, 2020	Number of Common Shares (3)
G. Janelle Frost	$561,000	1.342	$752,950	12,844
Neal A. Fuller	$189,750	1.342	$254,674	4,344
Vincent J. Gagliano	$140,250	1.342	$188,238	3,211
Kathryn H. Shirley	$122,650	1.342	$164,616	2,808

__________

1.	Mr. McCray did not participate in the 2017-2019 LTIP.
2.

The bonus factor is the sum of the weighting of each performance measure applied to the applicable payout factor. Combined ratio (1.711 x .80) + Direct Premiums Written ((0.132) x .20) – Total Shareholder Return (0.00) = 1.342.

3.	Based on the volume weighted trading price per share for the 10 trading days immediately preceding the date the value of the award is approved by the Committee.

Current Estimates of Potential Payout Value of Outstanding Performance Awards. The following table shows the estimated potential payout of the performance-based awards granted in 2018, 2019 and 2020 as of September 30, 2020, which is the most current information available to the Company. These estimated values are presented for information purposes only, as the actual payout values will be determined following the end of the respective performance periods and will be impacted by the Company’s performance during the remainder of the performance periods.

Executive	Target Value of Performance Award	Current Performance Factor Estimate (1)	Estimated Award Value as of 9/30/2020
G. Janelle Frost
2018-2020 Performance Period	$577,500	1.492	$861,369
2019-2021 Performance Period	$731,500	1.500	$1,097,250
2020-2022 Performance Period	$749,100	1.500	$1,123,650
Neal A. Fuller
2018-2020 Performance Period	$195,250	1.492	$291,225
2019-2021 Performance Period	$233,750	1.500	$350,625
2020-2022 Performance Period	$239,250	1.500	$358,875
Vincent J. Gagliano
2018-2020 Performance Period	$143,000	1.492	$213,291
2019-2021 Performance Period	$173,250	1.500	$259,875
2020-2022 Performance Period	$177,100	1.500	$265,650
Andrew McCray
2019-2021 Performance Period	$136,373	1.500	$204,559
2020-2022 Performance Period	$160,050	1.500	$240,075
Kathryn H. Shirley
2018-2020 Performance Period	$126,500	1.492	$188,681
2019-2021 Performance Period	$159,500	1.500	$239,250
2020-2022 Performance Period	$163,350	1.500	$245,025

__________

1.

The performance factor estimate for each award as of September 30, 2020 is based upon (a) actual Company data from the beginning of the applicable performance period through September 30, 2020, and (b) actual peer company data from the beginning of the applicable performance period through December 31, 2019 and an estimate of peer company data for the first nine months of 2020. Because of the timing of when information becomes available regarding the peer group performance, the Committee expects that the payout value of the awards for the 2018-2020 performance period will be determined late in the second quarter of 2021. Regardless of performance, the performance factor estimate is capped at 1.5 times target compensation.

Employee Benefits. We do not provide our executives or other employees with defined benefit pensions, supplemental retirement benefits, post-retirement payments or deferred compensation programs. We do provide a 401(k) defined contribution plan that is available to all employees. We match 50% of employee contributions up to 6% of compensation for participating employees, subject to limitations under applicable law. Our executives and other employees are fully vested in Company contributions under this plan after five years. We also provide health, life and other insurance benefits to our executives on the same basis as our other full-time employees.

Severance and Change-in-Control Benefits. We have employment agreements with each of our executive officers. These employment agreements provide each executive officer with severance compensation consisting of cash payments paid in monthly installments and continued health benefits for a period of 12 months (18 months for our chief executive officer), in the event that an executive’s employment is terminated by us without cause or by the executive under certain qualifying circumstances. The cash severance payment for the covered executives (other than our chief executive officer) is an amount equal to the officer’s then current annual base salary plus the average of the three most recent annual incentive bonuses received by the executive. For our chief executive officer, the cash severance payment is one and one-half times the amount described in the preceding sentence. These employment agreements also provide that the terminated executive will not engage in activities that are competitive with our business for 12 months (18 months for our chief executive officer). For additional information regarding the employment agreements with our executives, see “Executive Compensation - Employment Agreements” below.

Performance-based LTIP awards partially vest upon death, disability, retirement or a termination of employment without cause or for good reason following a change in control of the Company. These awards do not vest solely upon a change in control and with respect to the performance awards, the partial vesting remains conditioned upon the achievement of the performance measures. To qualify for partial vesting upon retirement, an executive officer must be at least age 60, have 10 or more years of service with the Company and not have accepted a substantial employment or consulting arrangement with another company engaged in the workers’ compensation insurance industry.

The Committee believes that these benefits are necessary and appropriate in order to attract and retain qualified executive officers as these benefits are generally made available by other companies. In addition, the Committee recognizes that it may be difficult for our executive officers to find comparable employment in a short period of time. Therefore, these benefits, particularly the severance payments, address a valid concern, making an executive position with our Company more attractive. These issues are particularly significant to us, given that our corporate headquarters is not located in a major metropolitan area and it is unlikely that our executives could secure comparable employment without relocating to another city. The Company does not provide excise tax gross-ups under any change in control arrangement.

Executive Perquisites. We also provide a limited number of perquisites that the Committee believes enhance our ability to attract and retain qualified executives. These perquisites include car allowances, disability insurance and reimbursement for annual medical examinations. Our executive officers are also permitted to accrue unused vacation on a more favorable basis than that available to other Company employees. Our executive officers are permitted to accrue up to 300 hours of vacation, a limit slightly higher than the 240 hour maximum available to employees with more than 15 years of service. The Committee believes that this policy is appropriate given that the management responsibilities of our executive officers often do not permit them the flexibility to use their vacation time on an annual basis. The Company does not provide tax gross-ups on these perquisites or additional benefits. For additional information regarding perquisites provided to our executives, see “Executive Compensation—Summary Compensation Table - All Other Compensation.”

Compensation-Related Policies

Clawback Policy. The Committee has adopted a formal policy regarding recovery of incentive awards for fiscal years for which the Company is required to file a restatement of its financial statements with either the SEC or any state insurance authority. This policy is incorporated in both the annual and long-term incentive compensation award agreements with each of the Company’s executive officers, and permits the Committee to seek recovery of incentive awards granted after adoption of the policy if there is a restatement of the Company’s financial statements. Under this policy, the Committee will consider any financial statement restatement in exercising its discretion in connection with determining the payout of incentive and other compensation awards for executives in the periods following such a financial statement restatement. The Committee expects to modify this policy as needed once the SEC issues final regulations with respect to the recovery of incentive compensation under the Dodd Frank Act.

Stock Ownership Guidelines. The Committee has approved stock ownership guidelines for our executive officers. The target ownership for our chief executive officer is a dollar amount equal to three times her average base salary and annual incentive bonus for the three immediately preceding calendar years. The target ownership for each of our other executive officers is a dollar amount equal to two times their average base salary for the three immediately preceding calendar years (or, if less, all complete calendar years employed by the Company). All forms of Company outstanding equity, whether vested or unvested, including common stock and restricted stock, are counted for purposes of determining compliance with the ownership guidelines. The value of outstanding performance awards is not counted for purposes of the guidelines. In determining whether an executive meets the applicable guideline, the value of shares of common stock, including restricted stock and shares purchased by executives in the open market, is based on the closing price of our common stock on the last trading day of the most recent calendar year.

Until an executive officer meets the ownership target provided under the guidelines, he or she is required to retain all shares received under the Company’s compensation plans, except for shares sold to satisfy tax obligations. After an executive meets the applicable guideline, he or she is required to retain 20% of any shares obtained as the result vesting of a restricted stock award or payout of an LTIP performance award, net of shares sold to satisfy tax obligations.

The following table sets forth for each current executive officer the applicable stock ownership guideline and equity ownership as of December 31, 2020, measured in dollars, using the guideline methodology described above. As noted in the table, each of our current executive officers exceeds his or her ownership guideline except Mr. McCray, who joined the Company in May 2019.

Executive	Ownership	Stock Ownership Guideline
G. Janelle Frost	$3,657,142	$3,496,025
Neal A. Fuller	$986,475	$810,000
Vincent J. Gagliano	$1,013,123	$598,000
Andrew B. McCray	$494,472	$576,000
Kathryn H. Shirley	$656,942	$544,667

Impact of Prior Awards on Future Grants. The Committee does not have a specific policy addressing the cumulative value of prior equity awards in making future awards. However, our Committee intends to continue to make appropriate executive compensation decisions annually, so that our executives receive a total compensation package that is both competitive and has a significant portion of compensation at risk. The Committee is mindful that payment under long-term performance awards is tied to the Company meeting or exceeding quantitative performance objectives and the increase in the value of our common stock (for restricted stock awards), with unvested awards also conditioned on continued employment. As a result, the Committee believes, as a general matter, that positive results with respect to prior incentive awards should not negatively impact future compensation decisions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and this proxy statement.

This report is submitted by the members of the Compensation Committee of the Board named below, who received, discussed with management and recommended that this Compensation Discussion and Analysis be included in the Company’s Annual Report.

Members of the Compensation Committee

Michael J. Brown (Chair)	Philip A. Garcia	Jared A. Morris	Randall E. Roach	Sean M. Traynor

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our chief executive officer, our chief financial officer and each of our other executive officers for the years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
G. Janelle Frost	2020	$678,333	$1,098,937	$145,537	$19,322	$1,942,129
President and Chief Executive Officer	2019	630,000	1,084,046	448,875	22,954	2,185,875
	2018	522,500	470,473	767,550	22,521	1,782,044

Neal A. Fuller	2020	433,333	350,982	89,706	18,044	892,065
Executive Vice President and Chief	2019	407,500	346,406	191,250	21,153	966,309
Financial Officer	2018	353,333	159,065	314,175	20,817	847,390

Vincent J. Gagliano	2020	320,833	259,807	78,130	25,016	683,786
Executive Vice President and	2019	301,250	256,748	116,156	29,862	704,016
Chief Risk Officer	2018	259,167	116,498	204,100	29,036	608,801

Andrew B. McCray (4)	2020	290,000	234,795	62,103	15,159	602,057
Executive Vice President and Chief	2019	177,211	728,219	57,976	12,308	975,714
Underwriting Officer

Kathryn H. Shirley	2020	295,833	239,636	74,005	18,633	628,107
Executive Vice President, Chief	2019	275,000	236,371	116,000	21,984	649,355
Administrative Officer and Secretary	2018	228,833	103,056	180,550	21,876	534,315

__________

1.

Long-term incentive compensation awards granted in 2020 consisted of performance-based awards. Amounts in this column represent the grant date fair value of these awards calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”). The amounts reflect the probable payout percentage for the awards calculated in accordance with Topic 718. The grant date fair value is an estimate made for financial accounting purposes. Awards will be determined at the end of the three-year performance period based on actual results for both the Company and the peer group. There is no minimum payout under the performance-based awards. Assuming the performance-based awards will be paid out at the target level of 100%, the awards would be as follows: Ms. Frost, $749,100; Mr. Fuller, $239,250; Mr. Gagliano, $177,100, Mr. McCray, $160,050 and Ms. Shirley, $163,350. Assuming the performance-based awards will be paid out at the maximum payout level of 150%, the awards would be as follows: Ms. Frost, $1,123,650; Mr. Fuller, $358,875; Mr. Gagliano, $265,650, Mr. McCray, $240,075 and Ms. Shirley $245,025. See “Grants of Plan-Based Awards.”

Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the awards granted in 2020, see “Compensation Discussion and Analysis—Long-Term Incentive Compensation.”

2.	Amounts in this column represent the amounts paid to our executive officers under our performance-based annual incentive compensation program. See “Grants of Plan-Based Awards” below.
3.	For 2020, includes compensation as described under “—All Other Compensation” below.
4.	Mr. McCray joined the Company in May 2019.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column for 2020 in the Summary Compensation Table above.

Name	Car Allowance	Company 401(k) Contributions	Medical Examinations	Disability Insurance Premiums	Life Insurance premiums	Total
G. Janelle Frost	$9,341	$8,184	$—	$1,743	$54	$19,322
Neal A. Fuller	9,341	8,649	—	—	54	18,044
Vincent J. Gagliano	9,674	7,020	—	8,268	54	25,016
Andrew B. McCray	9,827	5,278	—	—	54	15,159
Kathryn H. Shirley	9,341	9,238	—	—	54	18,633

Employment Agreements

We have employment agreements with each of our executive officers. The term of each agreement is automatically extended for an additional consecutive one-year period at expiration unless either party provides notice not to extend the term at least 30 days prior to the applicable expiration date.

The agreements provide for an annual base salary of not less than $400,000 for Ms. Frost, $300,000 for Mr. Fuller, $170,000 for Mr. Gagliano, $285,000 for Mr. McCray and $210,000 for Ms. Shirley. The executive officers are also eligible to participate in the Company’s incentive compensation plans and receive employee benefits provided to other executive officers of the Company.

Under the agreements with each of our executive officers, if we terminate their employment without cause, the terminated executive officer will be entitled to receive severance compensation consisting of cash paid in installments, and continued health benefits. The cash severance payment for the covered executives is paid monthly for a period of 12 months (18 months for Ms. Frost), in an amount equal to the officer’s then current annual base salary plus the average annual incentive award received by the executive in the prior three years. The calculation of severance benefits under the employment agreement with each of our executive officers excludes any long-term incentive based compensation.

An executive officer is deemed to have been terminated without cause if:

•	we elect not to extend the terms of the employment agreement or we terminate the executive for any reason other than:
•	the conviction, guilty plea or plea of no contest to any felony, or to any crime of moral turpitude;
•

the willful misconduct of the executive officer, or the willful or continued failure by the executive officer (except as a result of disability or illness) to substantially perform his/her duties to the Company, in either case which has a material adverse effect on Company; or

•	the willful fraud or material dishonesty of the executive officer in connection with his performance of duties to the Company;
•	the executive terminates employment with us following:
•	a material reduction in authority, duties or responsibility;
•	a material reduction in base salary;
•	a material reduction in the executive’s ability to earn an annual bonus that results in a material reduction in the total annual compensation the executive may earn;
•	a termination of employee benefits, unless the termination is applicable to all senior executives or is required under any applicable plan or law;
•	relocation of the executive’s principal place of work to a location more than 35 miles from the executive’s current principal place of work; or
•	a material breach of the employment agreement by us.

Each of our executive officers has agreed not to compete with us or solicit our employees, agents or policyholders without our prior written consent while they are employed by us. If one of our executive officers is terminated by us without cause, the prohibition on engaging in competitive activities or soliciting our employees, agents or policyholders extends for a period of 12 months (18 months for Ms. Frost) after the date of termination. If an executive officer is terminated by us for cause, the executive officer terminates employment other than for one of the reasons specified above, or if an executive officer elects not to renew the term of the employment agreement, we have the option to extend the restriction on engaging in competitive or solicitation activities for a period of 12 months (18 months for Ms. Frost) after the date of termination or non-renewal by (a) delivering a written notice to the executive officer within 180 days after termination or non-renewal and (b) paying the executive officer the severance compensation provided under the employment agreement.

CEO Pay Ratio

For 2020, the ratio of the annual total compensation of Ms. Frost, our President and Chief Executive Officer (“CEO Compensation”), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries other than Ms. Frost (“Median Annual Compensation”) was 32 to 1. We refer to the employee who received the Median Annual Compensation as the “Median Employee.”

This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. The assumptions we used are specific to our company and our employee population. As a result, our pay ratio may not be comparable to the pay ratios of other companies.

CEO Compensation. CEO Compensation for 2020 was $1,942,129. We calculated the CEO Compensation by totaling all applicable elements of compensation reported in the Summary Compensation Table.

Median Annual Compensation. Median Annual Compensation for 2020 was $61,500. We calculated the Median Annual Compensation by totaling all applicable elements of compensation for our Median Employee in accordance with Item 402(c)(2)(x) of Regulation S-K. We did not make any cost-of-living adjustments in identifying the Median Employee.

Determination Date and Measurement Period. We identified our Median Employee as of December 31, 2020 (the “Determination Date”). We used the 12-month period ended December 31, 2020 as the compensation measurement period.

Employee Pool Used to Identify Median Employee. As of the Determination Date, we had 395 employees. This number includes all full-time, part-time, seasonal and temporary employees of AMERISAFE and its subsidiaries. This number does not include any independent contractors or “leased” workers.

Compensation Used to Identify Median Employee. We used 2020 taxable wages as reflected in our payroll records and as reported to the Internal Revenue Service on Form W-2 to identify our Median Employee. W-2 taxable wages include, among other things, salary, wages, bonuses and stock compensation.

Adjustments to Compensation. A portion of our permanent employee workforce (full-time and part-time) worked for less than the full year due to, among other things, commencing employment after the beginning of the year or taking an unpaid leave of absence. In determining our Median Employee, we annualized the total compensation for those individuals (but not for individuals in temporary or seasonal positions).

Equity Incentive Plans

The AMERISAFE, Inc. 2012 Equity and Incentive Compensation Plan (the “Incentive Plan”) was approved by our shareholders and is administered by our Compensation Committee.

The Incentive Plan permits awards in the form of option rights, appreciation rights, restricted shares, restricted stock units, cash incentive awards, performance shares and units. Options granted under the Incentive Plan are required to have an exercise price of not less than the fair market value of our common stock on the grant date. The maximum number of shares of our common stock that may be issued pursuant to equity awards under the Incentive Plan is 500,000 shares. As of April 19, 2021, 297,227 shares of our common stock were available for further issuance under the Incentive Plan. See “Equity Compensation Plan Information.” It is our Company’s policy to award grants under our Incentive Plan only during periods in which the Company’s executives and other employees are normally permitted to buy and sell the Company’s securities under our Company’s securities trading policy.

Agreements evidencing awards may provide for a partial acceleration of vesting if a grantee’s employment is terminated by the Company without cause (as defined in the award agreement) or by the grantee for good reason (as defined in the award agreement) following a change in control of our Company. A change in control will be deemed to have occurred under the Incentive Plan if:

•	a person or group acquires 35% or more of the Company’s then outstanding voting securities, subject to certain exceptions;
•

individuals who constitute the Board as of the effective date of the 2012 Incentive Plan cease for any reason (other than death or disability) to constitute at least a majority of the Board, unless their replacements are approved as described in the 2012 Incentive Plan;

•	there is a consummation of a merger, consolidation or similar corporate transaction that results in an actual change in ownership of the Company; or
•	the Company’s shareholders approve a complete liquidation or dissolution of the Company.

Grantees of time-based restricted stock and performance-based awards are entitled to accelerated vesting if the grantee’s employment is terminated in connection with a change in control or due to death or disability (or for performance-based awards only, due to retirement), in each case as defined in the award agreement, as follows:

Date of Termination	Applicable Percentage
Within six months of the grant date or commencement of performance period	0.0%
After six months following the grant date but within 18 months following the grant date or commencement of performance period	33.3%
After 18 months following the grant date but within 30 months following the grant date or commencement of performance period	66.6%
After 30 months following the grant date or commencement of performance period	100.0%

In any event, a grantee of a performance-based award will only receive payment for an award after the performance period has ended and the awards are determined and paid to all other grantees.

Grants of Plan-Based Awards

In 2020, under our long-term incentive compensation program, each of our executive officers received performance-based awards. Additionally, in 2020 each of our executive officers received annual incentive compensation awards. See “Compensation Discussion and Analysis—2020 Compensation.” The following table contains information regarding grants of plan-based awards to our executive officers in the year ended December 31, 2020. In this table, annual incentive compensation awards are abbreviated as “AIC,” long-term performance-based incentive awards are abbreviated as “LTIP.”

										All Other Stock Awards:
		Board or Committee Approval	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			Grant Date Fair Value of Stock
Name	Type	Date (1)	Date (2)	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards (5)
G. Janelle Frost	AIC	02/18/2020	03/01/2020	$—	$408,600	$612,900	$—	$—	$—	$—
	LTIP	02/18/2020	03/01/2020	—	—	—	—	749,100	1,123,650	1,098,937
Neal A. Fuller	AIC	02/18/2020	03/01/2020	—	152,250	228,375	—	—	—	—
	LTIP	02/18/2020	03/01/2020	—	—	—	—	239,250	358,875	350,982
Vincent J. Gagliano	AIC	02/18/2020	03/01/2020	—	96,600	144,900	—	—	—	—
	LTIP	02/18/2020	03/01/2020	—	—	—	—	177,100	265,650	259,807
Andrew B. McCray	AIC	02/18/2020	03/01/2020		87,300	130,950
	LTIP	02/18/2020	03/01/2020					160,050	240,075	234,795
Kathryn H. Shirley	AIC	02/18/2020	03/01/2020	—	89,100	133,650	—	—	—	—
	LTIP	02/18/2020	03/01/2020	—	—	—	—	163,350	245,025	239,636

__________

1.	Each of the awards described in this table was approved by the Compensation Committee.
2.	The grant date for each award is the date on which the respective award agreement was executed.
3.

Reflects the target and maximum dollar amounts payable under our annual incentive plan. The actual payment will be determined by the performance criteria described under “Compensation Discussion and Analysis – 2020 Annual Incentive Compensation.”

4.

Reflects the target and maximum dollar amounts payable under our long-term performance-based awards. Actual payments under each performance-based award will be made in shares of common stock (rounded to the nearest whole share) equal to (a) the amount earned under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by our Compensation Committee. The actual payout will be determined by the performance criteria described under “Compensation Discussion and Analysis—Long-Term Incentive Compensation.”

5.

With respect to long-term performance-based awards, amounts reflect the probable payout percentage for the awards calculated in accordance with Topic 718. The grant date fair value is an estimate made for financial accounting purposes. Awards will be determined at the end of the three-year performance period based on actual results for both the Company and the peer group.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information regarding outstanding equity awards held by our executive officers as of December 31, 2020.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
G. Janelle Frost	—	—	—	—	—	—	$2,058,100
Neal A. Fuller	—	—	—	—	—	—	668,250
Vincent J. Gagliano	—	—	—	—	—	—	493,350
Andrew B. McCray					8,100	465,183	296,423
Kathryn H. Shirley	—	—	—	—	3,000	172,290	449,350

__________

1.

With respect to Mr. McCray, 1,350 shares of restricted stock will vest on May 20, 2021; 1,800 shares of restricted stock will vest on May 20, 2022; 2,250 shares of restricted stock will vest on May 21, 2023; and 2,700 shares of restricted stock will vest on May 20, 2024. With respect to Ms. Shirley, 3,000 shares of restricted stock vested on March 1, 2021.

2.	Represents the value of the shares of restricted stock based on a price of $57.43, the closing price of our common stock on December 31, 2020.
3.

Represents the value of the performance-based awards assuming that the target level of performance is achieved. Payments under each performance-based award will be made in shares of common stock (rounded to the nearest whole share) equal to (a) the amount earned under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by our Compensation Committee. The actual payout will be determined by the performance criteria described under “Compensation Discussion and Analysis—Long-Term Incentive Compensation.”

Option Exercises

The Company has no outstanding options and as a result, none of our executive officers exercised stock options during the year ended December 31, 2020.

Employment Termination and Change-in-Control Benefits

The table below quantifies potential compensation that would have become payable to each of our executive officers under employment agreements, annual and long-term incentive compensation award agreements and Company plans and policies (as in effect on December 31, 2020) if their employment had terminated on December 31, 2020, given the executive officer’s base salary on that date and the closing price of our common stock on December 31, 2020. In addition, the table quantifies the compensation that would have become payable to each of our executive officers assuming that a change in control of the Company had occurred on December 31, 2020, and determining any amounts that would be payable under the employment agreements in effect as of that date. For additional information regarding (a) the circumstances in which our executive officers would be entitled to severance compensation, see “Executive Compensation—Employment Agreements” and (b) the acceleration of vesting of equity awards, see “Executive Compensation—Equity Incentive Plans.”

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the event occurs.

	Cash Severance Payments (1)	Healthcare Premiums (2)	Acceleration of Equity Awards (3)	Total
G. Janelle Frost
Voluntary Termination	$—	$—	$—	$—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	$1,912,380	43,287	1,312,321	3,267,988
Termination without Cause or for Good Reason (following a Change in Control)	1,912,380	43,287	1,312,321	3,267,988
Death or Disability	—	—	1,312,321	1,312,321
Retirement	—	—	1,312,321	1,312,321
Change in Control	—	—	—	—
Neal A. Fuller
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	686,045	27,063	430,020	1,143,128
Termination without Cause or for Good Reason (following a Change in Control)	686,045	27,063	430,020	1,143,128
Death or Disability	—	—	430,020	430,020
Retirement	—	—	430,020	430,020
Change in Control	—	—	—	—
Vincent J. Gagliano
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	485,532	27,819	316,931	830,282
Termination without Cause or for Good Reason (following a Change in Control)	485,532	27,819	316,931	830,282
Death or Disability	—	—	316,931	316,931
Retirement	—	—	316,931	316,931
Change in Control	—	—	—	—
Andrew B. McCray
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	310,325	20,244	143,723	474,292
Termination without Cause or for Good Reason (following a Change in Control)	310,325	20,244	143,723	474,292
Death or Disability	—	—	143,723	143,723
Retirement	—	—	143,723	143,723
Change in Control	—	—	—
Kathryn H. Shirley
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	445,505	1,421	286,728	733,654
Termination without Cause or for Good Reason (following a Change in Control)	445,505	1,421	286,728	733,654
Death or Disability	—	—	286,728	286,728
Retirement	—	—	286,728	286,728
Change in Control	—	—	—	—

__________

1.	Cash severance is payable in installments over 12 months (18 months for Ms. Frost).
2.	Represents COBRA health insurance premiums payable on behalf of the executives following termination of employment for a period of 12 months (18 months for Ms. Frost).
3.	Performance-based awards granted under the 2012 Incentive Plan will partially vest upon death or disability, retirement and will also partially vest if the recipient’s employment is terminated without cause or for good reason following a change in control. See “Executive Compensation—Equity Incentive Plans.” The dollar amounts in this column includes the value of restricted stock awards that would vest on December 31, 2020 at $57.43 per share, the closing price of our common stock on December 31, 2020. With respect to the performance-based awards, the amounts in this column reflect partial vesting of the awards at the target level. A grantee of a performance-based award will receive any payment under the award after the performance period has ended and the amount of the award is determined.

Certain Relationships and Related Transactions

Policy. The Company has adopted a written policy regarding the approval of any transaction or series of transactions in which the Company and a related party have an interest. A related party is one of the Company’s executive officers, directors, director nominees, a person owning more than 5% of any class of the Company’s securities, an entity in which any of such persons is employed or is a partner or principal or an immediate family member of such a person. Related party transactions involving $50,000 or more are required, when circumstances permit, to be submitted to and approved by the Audit Committee at a regular meeting held in advance of the transaction. The chair of the Audit Committee has the authority to approve related party transactions in circumstances in which the Company’s Chief Compliance Officer determines it is impracticable or undesirable to wait until the next regularly scheduled Audit Committee meeting. Aspects of proposed related party transactions to be considered in granting approval include whether the transaction benefits the Company, whether the goods or services in question are available from other sources and whether the terms of the proposed transaction are comparable to those available in transactions with unrelated third parties.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2020, the 2012 Incentive Plan and the Non-Employee Director Plan were the only compensation plans under which securities of the Company were authorized for issuance. These plans were approved by the Company’s shareholders. The Company has no equity compensation plans that have not been approved by its shareholders. The table provides information as of December 31, 2020.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	—	—	344,975	(1)

__________

1.	Represents 47,748 shares of common stock available for issuance under the Non-Employee Director Plan and 297,227 shares of common stock available for issuance under the 2012 Incentive Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

The tables below provide information regarding the beneficial ownership of the Company’s common stock as of April 19, 2021 for:

•	each of our directors;
•	each of our executive officers;
•	all directors and executive officers as a group; and
•	each beneficial owner of more than five percent of the Company’s common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on 19,331,059 shares of common stock outstanding as of April 19, 2021.

Beneficial ownership of the Company’s common stock is determined in accordance with the rules of the SEC and generally includes voting power or investment power with respect to securities held. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Directors and Executive Officers

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
Michael J. Brown (1)	5,360	*
Teri G. Fontenot (1)	4,607	*
Philip A. Garcia (1)(2)	12,842	*
Jared A. Morris (1)(3)	75,991	*
Millard E. Morris (1)(4)	109,840	*
Randall E. Roach (1)	9,461	*
Sean Traynor (1)	925	*
G. Janelle Frost	63,680	*
Neal A. Fuller	17,177	*
Vincent J. Gagliano	17,641	*
Andrew B. McCray (5)	8,610	*
Kathryn H. Shirley	10,089	*
All directors and executive officers as a group (12 persons) (5)	336,223	1.7%

__________

*	Less than 1%.
1.

Includes 724 shares of restricted stock granted on the date of our 2020 annual meeting of shareholders pursuant to our Director Plan. The director has sole voting power but no dispositive power with respect to these shares. These shares vest on the date of the Annual Meeting.

2.	Includes 12,842 shares beneficially owned through a revocable trust, of which Mr. Garcia is a trustee.
3.	Includes 60,317 shares beneficially owned through a trust, of which Mr. J. Morris is a trustee.
4.	Includes 96,220 shares beneficially owned by an entity controlled by Mr. M. Morris.
5.

Includes shares of restricted common stock for which the executives have sole voting power but no dispositive power as follows: Mr. McCray (8,100 shares), and all directors and executive officers as a group (13,168 shares).

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities who are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by the entities identified below is included in reliance on a report filed with the Securities and Exchange Commission by such entity, except that the percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and the number of shares of common stock outstanding on April 19, 2021.

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
Blackrock, Inc (1)	3,027,766	15.7%
Neuberger Berman Group LLC (2)	1,590,576	8.2%
The Vanguard Group (3)	1,207,485	6.3%
Victory Capital Management, Inc. (4)	1,205,394	6.2%

__________

1.

According to a Schedule 13G/A filed on January 25, 2021 by Blackrock, Inc. (“Blackrock”), Blackrock has sole voting power with respect to 2,995,654 shares of common stock and sole dispositive power with respect to 3,027,766 shares of common stock. The address for Blackrock is 55 E. 52nd Street, New York, New York 10022.

2.

According to a Schedule 13G filed on February 11, 2021 by Neuberger Berman Group LLC (“Neuberger”), Neuberger Group has shared voting power with respect to 1,576,496 shares of common stock and shared dispositive power with respect to 1,590,576 shares of common stock. The address for Neuberger is 1290 Avenue of the Americas, New York, New York 10104.

3.

According to a Schedule 13G filed on February 8, 2021 by The Vanguard Group (“Vanguard”), Vanguard has shared voting power with respect to 20,262 shares of common stock, sole dispositive power with respect to 1,172,283 shares of common stock and shared dispositive power with respect to 35,202 shares of common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

4.

According to a Schedule 13G/A filed on February 2, 2021 Victory Capital Management, Inc (“Victory”), Victory has sole voting power with respect to 1,190,594 shares of common stock, and sole dispositive power with respect to 1,205,394 shares of common stock. The address for Victory is 4900 Tiedeman Rd. 4th Floor Brooklyn, OH 44144.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2020, Mr. Brown, Mr. Garcia, Mr. J. Morris, Mr. Roach and Mr. Traynor served as members of the Compensation Committee. No member of the Compensation Committee (1) was, during the fiscal year ended December 31, 2020, or had previously been, an officer or employee of the Company or (2) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company. None of our executive officers have served as members of a board of directors or compensation committee of any other entity that has an executive officer serving as a member of our Board or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for the appointment, compensation and oversight of the independent registered public accounting firm. In 2020, the Audit Committee again selected Ernst & Young LLP as the Company’s independent registered public accounting firm. The Committee considered Ernst & Young’s qualifications and work quality, as well as the quality of personnel assigned to our audit, in making the appointment.

Management is responsible for the Company’s system of internal controls over financial reporting and for preparing its financial statements. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control. It also oversees the Company’s internal audit department, approving its audit plans, reviewing its reports, and evaluating its performance. The Audit Committee monitors “whistleblower” activity under Section 806 of the Sarbanes-Oxley Act of 2002, receiving reports through the Company’s toll-free whistle-blower “hotline.” The Committee is comprised of four independent directors and operates under a written charter adopted by the Board of Directors and reviewed annually by the Committee. The Board determined that Ms. Fontenot, Mr. Brown, Mr. Garcia and Mr. J. Morris each meet the requirements of “audit committee financial expert” as defined by SEC rules. The charter is available on the Company’s website in the Investors Section at www.amerisafe.com.

The Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm the audited financial statements of the Company for the year ended December 31, 2020 prior to their issuance. During 2020, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required by Auditing Standards No. 61, as adopted by the PCAOB in Rule 3200T and by SEC Regulation S-X Rule 2-07, Communications with Audit Committees, as currently in effect, including the quality of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Due to the COVID-19 pandemic, the 2020 audit was conducted remotely by Ernst & Young LLP as well as the company’s financial staff. The Committee was pleased that these conditions did not affect the timing of the audit work or the quality of the audit The Audit Committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the PCAOB Ethics and Independence Rule 3526 regarding the independent accountant’s communications with the Audit Committee concerning independence. In evaluating Ernst & Young LLP, the Audit Committee reviewed the latest PCAOB evaluation reports for the firm. The committee noted that Ernst & Young LLP had generally improved audit quality results in the last several PCAOB reports. The Committee believes the audit quality provided by Ernst & Young LLP is good.

Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, and who reviewed and discussed the 2020 audited financial statements referenced above and who served as members of the Audit Committee during 2020, recommended to the Board that it (a) approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC and (b) accept management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee

Philip A. Garcia (Chair)	Michael J. Brown	Teri G. Fontenot	Jared A. Morris

INDEPENDENT PUBLIC ACCOUNTANTS

Selection. Ernst & Young LLP served as the Company’s independent registered public accounting firm for 2020 and has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for 2021. Representatives of Ernst & Young LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit and Non-Audit Fees. The following table presents fees for audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for 2020 and 2019 and for fees billed for other services rendered by Ernst & Young LLP.

	2020	2019
Audit fees (1)	$1,355,000	$1,320,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

__________

1.

Audit fees consist principally of fees for the audit of the Company’s consolidated financial statements, reviews of the Company’s quarterly financial information, and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Pre-Approval Policies and Procedures. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). This policy authorizes the Chair of the Audit Committee, in his discretion, to approve non-audit services on an interim basis, between regularly scheduled meetings of the Audit Committee. All audit and non-audit services for 2020 were pre-approved or ratified by the Audit Committee in accordance with this policy.

SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

In order to be included in the Company’s proxy materials for the 2022 annual meeting of shareholders, a shareholder proposal must be received in writing by the Company at 2301 Highway 190 West, DeRidder, Louisiana 70634 by January 4, 2022 and otherwise comply with all requirements of the SEC for shareholder proposals.

In addition, the Company’s Bylaws provide that any shareholder who desires to bring a proposal before an annual meeting of shareholders must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice (other than a notice recommending a director candidate) must be delivered to the above address not less than 60 nor more than 90 calendar days prior to the annual meeting. In the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, the notice must be received not later than the close of business on the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.

The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by the Company’s Bylaws. A copy of the Company’s Bylaws is available upon request from the Company’s Secretary.

Under the Company’s Bylaws, a notice recommending a director candidate must be delivered to the above address not less than 60 nor more than 90 calendar days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. To be timely, a notice recommending a director candidate must be received no earlier than February 3, 2022 and no later than March 5, 2022.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,

Kathryn H. Shirley

Executive Vice President,

Chief Administrative Officer and Secretary

DeRidder, Louisiana

April 30, 2021

AMERISAFE, INC. 2301 HIGHWAY 190 W DeRIDDER, LA 70634

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.Election of Directors	☐	☐	☐
Nominees
1) Philip A. Garcia 2) Millard E. Morris 3) Randall E. Roach

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

2. To approve, on an advisory basis, our executive compensation as described in the Proxy Statement.	☐	☐	☐
3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and AR/10K Wrap are available at www.proxyvote.com.

AMERISAFE, INC.

Annual Meeting of Shareholders

June 11, 2021 9:00 a.m.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Neal A. Fuller and Kathryn H. Shirley, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all of the shares of AMERISAFE, Inc. Common Stock that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held at 2301 Highway 190 West, DeRidder, Louisiana on June 11, 2021 or any adjournment thereof, with all powers that the undersigned would possess if present at the Meeting. Please review the Notice of the Annual Meeting carefully as it includes information regarding the possibility that the meeting will be held by means of remote communication in light of the evolving coronavirus situation.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side